[MILLER, MAYER, SULLIVAN & STEVENS, LLP LETTERHEAD]











                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
CKF Bancorp, Inc.


We consent to incorporation by reference in the registration statement (No. 33-83972) on Form S-8 of CKF Bancorp, Inc. of our report dated January 19, 2001, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-KSB of CKF Bancorp, Inc.


/s/ Miller, Mayer, Sullivan & Stevens, LLP


Lexington, Kentucky
March 19, 2001